EXHIBIT 99.1


[FORM M CORPORATION LOGO]                                        [BOX USA LOGO]


FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION CONTACT:
                                                            TIMOTHY D. MCMILLIN
                                                        CHIEF FINANCIAL OFFICER
                                                                 (914) 749-3200

                                  News Release

               FOUR M CORPORATION (BOX USA) TO CURTAIL PRODUCTION
                              AT FORT MADISON MILL

VALHALLA, NY, March 12, 1997 --- Four M Corporation today announced that it will curtail production at its Fort Madison, Iowa corrugating medium mill effective March 31 for an indefinite period until market demand and pricing warrant a resumption of containerboard production.

The Company completed a $1.4 million improvement project at the mill in November of last year. The machinery enhancements, which have lowered cost and increased output by 10% have improved the mill's competitive position for the long term, according to management. However, the recent sharp and substantial decline in market pricing for medium do not support continued production at this time.

Four M will continue to meet all customer requirements from other sources until operations resume.

Four M Corporation is the largest independent full-service converter of corrugated packaging materials in North America, with 28 converting facilities in 17 states. The company also owns and operates the mill in Ft. Madison, Iowa, is a joint venture co-owner of a large linerboard mill in Port St. Joe, Florida, and has equity interests in Groveton Paper Company, a 400 ton per day corrugating medium mill located in Groveton, New Hampshire, and Fibre Marketing Corporation, a recycled fibre company.


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              115 STEVENS AVENUE VALHALLA, NY 10595 (914) 749-3200